Exhibit 10.33

Five Prime Therapeutics, Inc.

Executive Severance Benefit Plan

and Summary Plan Description

(Effective November 20, 2019)

1.Introduction.  The purpose of this Five Prime Therapeutics, Inc. Executive Severance Benefit Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible executives of the Company whose employment is terminated by the Company or a successor under certain circumstances.  This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (as defined below).  Except as otherwise expressly set forth herein, this Plan shall supersede any individual agreement between the Company and any Covered Employee (as defined below) and any other plan, policy or practice, whether written or unwritten, maintained by the Company with respect to a Covered Employee, in each case to the extent that such agreement, plan, policy or practice provides for severance benefits upon the Covered Employee’s separation from the Company.  This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2.Definitions.  For purposes of the Plan, the terms below are defined as follows:

2.1.“Administrator” means the Compensation Committee or another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board, or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 10, but only to the extent of such delegation.

2.2.“Board” means the Board of Directors of the Company.

2.3.“Cause” means the termination of a Covered Employee’s employment with the Company or its subsidiaries due to (i) dishonest statements or acts with respect to the Company or any subsidiary or any affiliate of the Company; (ii) commission of or indictment for (A) a felony or (B) any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (iii) gross negligence, willful misconduct or insubordination with respect to the Company, any subsidiary or any affiliate of the Company; (iv) material breach of any of the Covered Employee’s obligations under any agreement to which the Covered Employee and the Company or any subsidiary are a party; (v) material violation of the Company’s employment policies, including (without limitation) its policies on discrimination and harassment; or (vi) death or Disability.  With respect to item (iv), the Covered Employee will be given notice and a 30-day period in which to cure such breach, only to the extent such breach can be reasonably expected to be able to be cured within such period; provided that the breach of any non-solicitation or confidentiality obligation to the Company or any subsidiary shall not be curable to any extent.  The determination that a termination of the Covered Employee’s employment is either for Cause or without Cause shall be made by the Company, in its sole discretion.

2.4.“Change in Control” shall be as defined in the 2013 Omnibus Incentive Plan.

2.5.“Change in Control Determination Period” means the time period beginning with the date three months prior to the date on which a Change in Control becomes effective and ending 12 months following the effective date of a Change in Control.

2.6. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.7.“Company” means Five Prime Therapeutics, Inc. and any successor.

2.8.“Compensation Committee” means the Compensation and Management Development Committee of the Board.

2.9.“Covered Employee” means an individual who is employed by the Company or any parent or subsidiary of the Company in the role of Vice President or higher.

2.10.“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.11.“Effective Date” means November 20, 2019.

2.12.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13.“Good Reason” means the Covered Employee’s resignation from all positions the Covered Employee then holds with the Company within 90 days following any of the following events taken without the Covered Employee’s consent, provided the Covered Employee has given the Company written notice of such event within 30 days after the first occurrence of such event and the Company not cured such event within 30 days thereafter:

(i)a decrease in the Covered Employee’s total target cash compensation (i.e. the sum of such Covered Employee’s annual base salary and annual target bonus) of more than 10% (including by reductions in such Covered Employee’s annual base salary or annual target bonus), other than in connection with a comparable decrease in compensation for all comparable executives of the Company;

(ii)the Covered Employee’s duties or responsibilities are materially diminished (not simply a change in title or reporting relationships); provided, however that the Covered Employee shall not be deemed to have a “Resignation for Good Reason” if the Company survives as a separate legal entity or business unit following the Change in Control and the Covered Employee holds materially the same position in such legal entity or business unit as before the Change in Control;

(iii)an increase in the Covered Employee’s round-trip driving distance of more than 50 miles from the Covered Employee’s principal personal residence to the principal office or business location at which the Covered Employee is required to perform services (except for required business travel to the extent consistent with Executive’s prior business travel obligations); or

(iv)the failure of the Company to obtain a satisfactory agreement from any successor to materially assume and materially agree to perform under the terms of this Plan.

2.14.“Involuntary Termination” means either a termination of a Covered Employee by the Company (or any parent or subsidiary of the Company) without Cause or a resignation by a Covered Employee for Good Reason.

2.15.“Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to either Section 4 or 5, as applicable.

2.16. “Target Bonus” means the greater of (i) the average annual bonus paid to the Covered Employee for the three calendar years preceding the date of the Covered Employee’s Involuntary Termination (or such lesser number of years during which the Covered Employee has been employed by the Company), or (ii) the annual target bonus, as in effect immediately prior to the Involuntary Termination.

2.17.“Termination Date” means the Covered Employee’s last day of employment with the Company.

2.18.“Tier 1 Covered Employee” means the Chief Executive Officer of the Company.

2.19.“Tier 2 Covered Employee” means a Covered Employee with the title of President (if such Covered Employee is not the Chief Executive Officer), Senior Vice President, Executive Vice President or a Chief officer (e.g., Chief Financial Officer, Chief Medical Officer or Chief Scientific Officer) other than the Chief Executive Officer.

2.20.“Tier 3 Covered Employee” means a Covered Employee with the title of Vice President.

3.Eligibility for Severance Benefits. An individual is eligible for severance benefits under the Plan, in the amounts set forth in Sections 4 and 5, only if such individual is a Covered Employee on the date they experiences an Involuntary Termination.

4.Severance Benefits.

4.1.Involuntary Termination. If, at any time other than during the Change in Control Determination Period, a Covered Employee experiences an Involuntary Termination, then subject to such Covered Employee’s compliance with Section 6, such Covered Employee shall receive the following Severance Benefits from the Company:

4.1.1.Cash Severance Benefits.  The Covered Employee shall receive cash severance equal to the product of (i) the sum of such Covered Employee’s (A) annual base salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in such Covered Employee’s annual base salary contributing to Good Reason) and (B) Target Bonus (disregarding for this purpose any decrease in such Covered Employee’s annual target bonus contributing to Good Reason) with respect to the year in which the Involuntary Termination occurs, and (ii) the relevant factor below:

Tier 1: 1.00

Tier 2: 0.75

Tier 3: 0.50

This cash amount shall be paid in the form of equal installments on the Company’s regular payroll dates, less deductions and withholdings, over the number of months set forth below.

Tier 1: Paid over 12 months

Tier 2: Paid over 9 months

Tier 3: Paid over 6 months

No amount shall be paid prior to the 60th day following the Termination Date.  Instead, on the first regular payroll date following the 60th day following the Termination Date the Company will pay the Covered Employee the aggregate cash severance amount that the Covered Employee would otherwise have received on or prior to such date but for the 60-day delay, with the balance of the severance amount being paid as scheduled.

4.1.2.COBRA Premiums. Provided the Covered Employee is eligible for and timely makes the necessary elections for continuation coverage pursuant to COBRA, the Company shall pay the applicable premiums (inclusive of premiums for the Covered Employee’s dependents) for such coverage following the date of the Covered Employee’s Involuntary Termination for up to the number of months set forth below (but in no event after such time as the Covered Employee is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as the Covered Employee and the Covered Employee’s dependents are no longer eligible for COBRA coverage).  The Covered Employee shall notify the Company promptly after the Covered Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer or if the Covered Employee’s dependents are no longer eligible for COBRA coverage.

Tier 1: 12 months

Tier 2: 9 months

Tier 3: 6 months

4.1.3.Equity Vesting.  The portion of each of the Covered Employee’s then outstanding equity awards that would vest with the passage of time shall accelerate and become vested and exercisable as though the Covered Employee had remained employed by the Company beyond the date of the Covered Employee’s Involuntary Termination for the applicable number of months set forth below.  Subject to Section 6, the accelerated vesting described in this paragraph shall be effective as of the Termination Date.  For sake of clarity, the acceleration described in this Section 4.1.3 shall not apply to any portion of an unvested equity award the vesting of which is dependent upon the achievement of a performance-based vesting event.

Tier 1: 12 months

Tier 2: 9 months

Tier 3: 6 months

Notwithstanding the foregoing, for those Covered Employees who, prior to the Effective Date, were granted equity awards that were, as of immediately prior to the Effective Date, subject to accelerated vesting in connection with an Involuntary Termination pursuant to an agreement by and between such Covered Employee and the Company, those equity awards will be accelerated per the terms set forth in the applicable agreement as opposed to the acceleration set forth in this Section 4.1.3.

5.Change in Control Severance Benefits.

5.1Involuntary Termination in Connection with a Change in Control. If, at any time within the Change in Control Determination Period, a Covered Employee experiences an Involuntary Termination then, subject to the Covered Employee’s compliance with Section 6, the Covered Employee shall receive the following Change in Control Severance Benefits from the Company:

5.1.1.Cash Severance Benefits. The Covered Employee shall receive cash severance equal to the product of (i) the sum of such Covered Employee’s (A) annual base salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in such Covered Employee’s annual base salary contributing to Good Reason) and (B) Target Bonus (disregarding for this purpose any decrease in such Covered Employee’s annual target cash bonus contributing to Good Reason) with respect to the year in which the Involuntary Termination occurs, and (ii) the relevant factor below:

Tier 1: 2.00

Tier 2: 1.5

Tier 3: 1.0

This cash amount shall be paid in a single lump sum payment on the 60th day following the Termination Date.

5.1.2.Provided the Covered Employee is eligible for and timely makes the necessary elections for continuation coverage pursuant to COBRA the Company shall pay the applicable premiums (inclusive of premiums for the Covered Employee’s dependents) for such coverage following the date of the Covered Employee’s Involuntary Termination for up to the number of months set forth below (but in no event after such time as the Covered Employee is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as the Covered Employee and the Covered Employee’s dependents are no longer eligible for COBRA coverage).  The Covered Employee shall notify the Company immediately if the Covered Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer or if the Covered Employee’s dependents are no longer eligible for COBRA coverage.

Tier 1: 24 months

Tier 2: 18 months

Tier 3: 12 months

5.1.3.Equity Vesting.  Each of the Covered Employee’s then outstanding equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the unvested shares subject to the equity award, except any award granted after the Effective Date that explicitly overrides this provision in writing.  Subject to Section 6, the accelerated vesting described in this paragraph shall be effective as of the Termination Date.  For purposes of this Section 5.1.3, any equity awards subject to performance-based vesting shall accelerate based on target performance.

6.Conditions to Receipt of Severance.

6.1Release Agreement. As a condition to receiving the Severance Benefits, a Covered Employee must sign a waiver and release of all claims in favor of the Company and its subsidiaries and affiliates (the “Release”) in such form as may be provided by the Company. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company.

6.2Other Requirements. A Covered Employee’s receipt of Severance Benefits pursuant to Section 4 or 5 will be subject to such Covered Employee continued material compliance with the terms of the Release, any confidential information agreement, proprietary information and inventions agreement and any other agreement between the Covered Employee and the Company. Severance Benefits under this Plan shall terminate immediately for a Covered Employee if such Covered Employee is in material violation, at any time, of any legal or contractual obligation owed to the Company.

6.3Section 280G.  Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company and its Subsidiaries or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below).  The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for a Covered Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.  In no event will the Company, any Subsidiary or any stockholder be liable to any Covered Employee for any amounts not paid as a result of the operation of this Section 6.3.  The Company will use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to a Covered Employee and the Company within 15 calendar days after the date on which such Covered Employee’s right to a Payment is triggered (if requested at that time by such Covered Employee or the Company) or such other time as requested by such Covered Employee or the Company.

7.Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the Severance Benefits provided to a Covered Employee are intended to be and are exclusive and in lieu of any other severance and change in control benefits or payments to which such Covered Employee may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of such Covered Employee’s employment. The Covered Employee will be entitled to no severance or change in control benefits or payments upon a termination of employment that constitutes an Involuntary Termination other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law (including any severance benefits that may be included in a severance agreement, employment agreement or similar contract between the Company or a subsidiary of the Company and the Covered Employee). Notwithstanding the foregoing, if a Covered Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, such Covered Employee’s benefits under the Plan shall be provided only to the extent more favorable than such other arrangement. The Administrator, in its sole discretion, shall have the authority to reduce or otherwise adjust an Covered Employee’s benefits under the Plan, in whole or in part, by any other severance benefits, pay and benefits in lieu of notice, or other similar benefits payable to such Covered Employee under the Plan that become payable in connection with the Covered Employee’s termination of employment pursuant to (i) any applicable legal requirement, including the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the California Plant Closing Act or any other similar state law, or (ii) any policy or practice of the Company providing for the Covered Employee to remain on payroll for a limited period of time after being given notice of termination.  The benefits provided under the Plan are intended to satisfy, in whole or in part, any and all statutory obligations of the Company that may arise out of a Covered Employee’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan.

8.Section 409A. Notwithstanding anything to the contrary in the Plan, no severance payments or benefits will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”). Further, if a Covered Employee is subject to Section 409A and is a “specified employee” within the meaning of Section 409A at the time of such Covered Employee’s separation from service (other than due to death), then any separation benefits otherwise due to such Covered Employee on or within the six-month period following such Covered Employee’s separation from service will accrue during such six-month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six months and one day following the date of the Covered Employee’s separation from service if necessary to avoid adverse taxation under Section 409A. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following such Covered Employee’s separation from service but prior to the six-month anniversary of such Covered Employee’s date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of such Covered Employee’s death and all other benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 409A. It is the intent of this Plan to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

9.Withholding. The Company will withhold from any Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

10.Administration. The Plan will be administered and interpreted by the Administrator (in the Administrator’s sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith. In accordance with Section 2.1, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; provided, however, that any Plan amendment or termination or any other action that could reasonably be expected to increase significantly the cost of the Plan must be approved by the Board or the Compensation Committee.

11.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Section 2.1 and Section 10, each such officer will not be excluded from participating in the Plan if otherwise eligible, but such officer is not entitled to act or pass upon any matters pertaining specifically to such officer’s own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

12.Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing.  Notwithstanding the foregoing, a Covered Employee’s rights to receive payments and benefits pursuant to this Plan in connection with an Involuntary Termination during a Change in Control Determination Period may not be adversely affected, without the Covered Employee’s consent, by an amendment or termination of this Plan occurring during such Change in Control Determination Period.

13.Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder.  Any employee or other person who believes they are entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of such claimant’s severance benefits under the Plan or (ii) the date the claimant learned that they will not be entitled to any benefits under the Plan.  In determining claims for benefits, the Administrator or its delegate has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits.  If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given to the claimant (or representative) within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision will be tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Administrator has delegated the claims review responsibility to the Company’s Head of Human Resources or such other individual designated by the Administrator, except in the case of a claim filed by or on behalf of the Company’s Head of Human Resources or such other individual designated by the Administrator, in which case, the claim will be reviewed by the Company’s Chief Executive Officer.

14.Appeal Procedure. If the claimant’s claim is denied, the claimant (or such claimant’s authorized representative) may apply in writing to an appeals official appointed by the Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of a claim denial or else the claimant will lose the right to such review. A request for review must set forth all the grounds on which such request is based, all facts in support of the request, and any other matters that the claimant feels are pertinent.  In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to such claimant’s claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The appeals official will provide written notice of its decision on review within 60 days after it receives a review request.  If special circumstances require an extension of time (up to 60 days), written notice of the extension will be given to the claimant (or representative) within the initial 60-day period.  This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision.  If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information.  If the claim is denied (in full or in part) upon review, the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.  The Administrator has delegated the appeals review responsibility to the Company’s Head of Human Resources, except in the case of an appeal filed by or on behalf of the Company’s Head of Human Resources, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.

15.Arbitration.  No arbitration proceeding shall be brought to recover benefits under the Plan until the claims procedures described in Sections 13 and 14 have been exhausted and the Plan benefits requested have been denied in whole or in part.  Notwithstanding any other provision of the Plan, to ensure the timely and economical resolution of disputes, all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Plan will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: https://www.jamsadr.com/rules-employment).  By agreeing to this arbitration procedure, each Covered Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  Covered Employees will have the right to be represented by legal counsel at any arbitration proceeding.  In addition, all claims, disputes, or causes of action under this section, whether by a Covered Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that a Covered Employee or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of a Covered Employee if the dispute were decided in a court of law.  Nothing in this paragraph is intended to prevent either a Covered Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.  Any arbitration must be commenced within one year after the Covered Employee’s receipt of notification that their appeal was denied.  The foregoing provisions shall apply to the extent consistent with and permitted by ERISA.

16.Source of Payments. All severance benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

17.Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

18.No Enlargement of Employment Rights. Neither the establishment nor maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of such Covered Employee’s termination of employment.

19.Successors. Any successor to the Company of all or substantially all of the Company’s business or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business or assets which become bound by the terms of the Plan by operation of law, or otherwise.

20.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of California (except its conflict of laws provisions).

21.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

22.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

23.Additional Information.

Plan Name:	Five Prime Therapeutics, Inc. Executive Severance Benefit Plan

Plan Sponsor:	Five Prime Therapeutics, Inc.
111 Oyster Point Boulevard
South San Francisco, California 94080
(415) 365-5600

Identification Numbers:	EIN: 26-0038620
Plan Number: 502

Plan Year:	Company’s fiscal year ending December 31

Plan Administrator:	Five Prime Therapeutics, Inc.
Attention: Administrator of the Five Prime Therapeutics, Inc. Executive Severance Benefit Plan
111 Oyster Point Boulevard
South San Francisco, California 94080

(415) 365-5600

Agent for Service of	Five Prime Therapeutics, Inc.
Legal Process:	Attention: Administrator of the Five Prime Therapeutics, Inc. Executive Severance Benefit Plan
111 Oyster Point Boulevard
South San Francisco, California 94080
(415) 365-5600

Service of process may also be made upon the Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Company.

24.Statement of ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a)You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

(b)You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you have a right to know why it was denied, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.  The claim review procedure is explained in Section 13 and Section 14 above.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.